UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2026

Digital Brands Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-40400	46-1942864
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

350 Texas Ave, Suite 250, Round Rock, TX 78664

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (212) 524-6860

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DBGI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2026 (the “Effective Date”), Digital Brands Group, Inc. (the “Company”) appointed David Sosnowski to serve as an independent director on its Board of Directors (the “Board”), pursuant to a Board of Directors Agreement entered into between the Company and Mr. Sosnowski (the “Director Agreement”). Under the terms of the Director Agreement, Mr. Sosnowski’s appointment is for an initial term of one (1) year from the Effective Date, subject to successive one-year renewals, and will otherwise continue until the Company’s next annual meeting of shareholders or Mr. Sosnowski’s earlier resignation, removal, or death.

In connection with his appointment to the Board, the Company and Mr. Sosnowski entered into the Director Agreement, pursuant to which Mr. Sosnowski will receive an annual cash retainer of $100,000, payable in quarterly installments commencing July 31, 2026. Mr. Sosnowski was also granted non-qualified stock options (“Options”) under the Company’s 2020 Stock Incentive Plan to purchase up to 20,000 shares of the common stock of the Company at an exercise price of $5.00 per share. The Options vest at a rate of 25% per quarter beginning on the date of grant and expire five years from the date of issuance, in each case in accordance with the terms and conditions of the award agreement to be entered into with Mr. Sosnowski.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL BRANDS GROUP, INC.

Date: July 20, 2026	By:	/s/ John Hilburn Davis IV
	Name:	John Hilburn Davis IV
	Title:	President and Chief Executive Officer